Exhibit 10.7

SEVERANCE AND RELEASE AND

WAIVER OF CLAIMS AGREEMENT

THIS SEVERANCE AND RELEASE AND WAIVER OF CLAIMS AGREEMENT (hereinafter this “Agreement”) is entered into this 5 day of October, 2020, by and between TRAEGER PELLET GRILLS, LLC, a Delaware limited liability company (“Traeger”), and STEPHEN P. WOODSIDE (“Woodside”). Traeger and Woodside are hereinafter collectively referred to as the “Parties.”

RECITALS:

WHEREAS, Woodside has been employed by Traeger and his employment with Traeger is being terminated effective September 25, 2020; and

WHEREAS, in connection with his employment with Traeger, Woodside signed an Employment Agreement, dated October 23, 2018, which contains, among other things, provisions relating to confidentiality, non-competition, non-solicitation, interference with business relationships, and non-disparagement; and

WHEREAS, Woodside subsequently signed a Non-competition, Confidentiality, Non-solicitation Agreement, and Assignment of Invention, dated February 26, 2019, which contains, among other things, provisions relating to confidentiality, non-competition, and non-solicitation of employees, agents, contractors, customers or clients of Traeger, and which supersedes all prior agreements between the Parties regarding the same subject; and

WHEREAS, Woodside and Traeger desire to resolve any and all disputes that may exist between them, whether known or unknown, including, but not limited to, disputes relating to Woodside’s employment with Traeger and/or the termination of that employment; and

WHEREAS, Woodside has had an opportunity to consult with legal counsel about the termination of his employment with Traeger and about this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.    Effective Date. This Agreement is effective on the eighth day following Woodside’s signing of this Agreement (the “Effective Date”), provided that Woodside does not revoke his execution of this Agreement as provided in Paragraph 26 below.

2.    Termination of Employment. Woodside’s employment with Traeger shall be terminated, effective September 25, 2020;

3.    Payment of Amounts Owed. Traeger acknowledges that Woodside is entitled to be paid for his wages through September 25, 2020, less required withholdings and deductions, which Traeger shall promptly pay to Woodside upon the termination of his employment. Woodside acknowledges that no other amounts are owed to him by Traeger.

4.    Class B Units. Pursuant to that certain Management Unit Grant Agreement entered into by and among Woodside and TGP Holdings LP (the “Partnership”) as of December 5, 2018, Woodside was granted Class B Units of the Partnership. The Partnership will purchase Woodside’s vested Class B Units at the price and on the terms prescribed by Section 12.06 of the Amended and Restated Limited Partnership Agreement of the Partnership, and Woodside’s unvested units will be forfeited without consideration.

5.    Severance Payments. In consideration for the covenants, agreements, releases and waivers contained herein, Traeger agrees to pay Woodside severance payments equivalent to eighteen (18) months of Woodside’s regular base salary, less normal required payroll withholdings and deductions. Such payments shall begin with the first regular pay period following the expiration of the revocation period described in Paragraph 26 below and the unrevoked signing of this Agreement by Woodside, and shall thereafter continue to be paid bi-weekly in accordance with Traeger’s normal payroll practices. In addition, in the event that Woodside elects COBRA coverage, Traeger agrees to pay Woodside’s COBRA premiums until the earlier of (a) Woodside becoming covered by another insurance plan, or (b) the end of eighteen (18) months of COBRA coverage. Such COBRA premium payments will be included in Woodside’s bi-weekly severance compensation. Woodside acknowledges and agrees that he has no legal right of any kind to receive the total amount of these severance payments except by and through this Agreement, and his execution of and assent to this Agreement, including the Release contained herein.

6.    Additional Lump Sum Payment. Traeger agrees to pay Woodside a one-time payment in the amount of $300,000, paid in conjunction with the first severance payment.

7.    Relocation. Traeger agrees to pay Woodside a one-time payment for relocation expenses in the amount of $30,000, paid in conjunction with the first severance payment.

8.    Consideration Period. Woodside is hereby given 21 days from receipt of this Agreement in which to consider and consult with an attorney regarding this Agreement.

9.    Release. As a material inducement to Traeger to enter into this Agreement and in consideration for the payment of severance set forth in this Agreement, Woodside, for himself and for all persons claiming by, through, or under him, hereby absolutely, irrevocably, completely and unconditionally releases and discharges Traeger and each of its parents, subsidiaries or affiliates, employee benefit plans, successors, assigns, agents, directors, officers, members, employees, representatives, influencers, attorneys and all persons acting by, through, under or in concert with any of them (hereinafter collectively referred to as “Releasees”) of and from any and all claims, demands, charges, grievances, damages, debts, liabilities, accounts, costs, attorneys’ fees, expenses, liens, future rights, and causes of action of every kind and nature whatsoever based on or in any way arising out of events or omissions occurring prior to the effective date of this Agreement (hereinafter collectively referred to as the “Claims”). The Claims from which Woodside is releasing Releasees herein include, without limitation: breach of implied or express contract; breach of implied covenant of good faith and fair dealing; breach of fiduciary duty; libel; slander; wrongful discharge or termination; infliction of emotional distress; discrimination, harassment, retaliation and other claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of

1964, the Fair Labor Standards Act, the Americans With Disabilities Act, the antidiscrimination statutes, regulations and laws of Utah, Oregon or any other state, the Worker Adjustment and Retraining Notification Act (WARN Act), and/or the Employee Retirement Income Security Act (ERISA); all other laws prohibiting age, race, religious, sex, national origin, color, disability and other forms of unlawful discrimination; claims growing out of any legal restrictions on Traeger’s right to terminate its employees, and all other claims arising in any way out of the employment relationship between the Parties hereto or the termination of that relationship, whether now known or unknown, suspected or unsuspected, including future rights, based upon or in any way arising out of events or omissions occurring prior to the Effective Date of this Agreement. Woodside specifically waives any and all claims for back pay, front pay, or any other form of compensation or benefits, except as set forth herein.

Woodside hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against Traeger or any affiliated company by any other party, including without limitation the Equal Employment Opportunity Commission and other administrative agency, on Woodside’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Woodside herein.

Notwithstanding the foregoing, Woodside does not waive rights, if any, that Woodside may have to unemployment insurance benefits, workers’ compensation benefits or vested benefits under a retirement, pension or savings plan. Woodside also does not waive any claims or rights under the Age Discrimination in Employment Act which may arise from events occurring after the date of this Agreement.

10.    No Assignment of Claims. Woodside represents and warrants that he has not previously assigned or transferred, or attempted to assign or transfer, to any third party, any of the Claims waived and released herein.

11.    No Claim Filed. Woodside represents that he has not filed any claim, complaint, charge or lawsuit against Traeger or any of the other Releasees with any governmental agency or any state or federal court, and covenants not to file any lawsuit at any time hereafter concerning any matter, claim or incident, known or unknown, which occurred or arises out of events or omissions occurring prior to the Effective Date of this Agreement or concerning or relating to any of the Claims released herein.

12.    No Admission of Liability or Wrongdoing. This Agreement does not constitute an admission of any fault, liability or wrongdoing by any of the Releasees, nor an admission that Woodside has any claim whatsoever against Traeger or any of the other Releasees, and the Parties expressly agree and acknowledge that this Agreement cannot be construed as an admission or evidence of wrongdoing or any acknowledgment that any claim or any other cause of action released in fact exists. Traeger and all other Releasees specifically deny any liability to or wrongful acts against Woodside.

13.    Additional Consideration. Woodside agrees and acknowledges that the total amount of the severance payments provided pursuant to this Agreement are greater than any sums or payments to which he would be entitled without signing this Agreement.

14.    Non-Competition. Woodside agrees that for a period of one year from the last day of his employment with Traeger, he shall not directly or indirectly, anywhere within the United States, (a) own (as a proprietor, partner, stockholder, member, creditor, or otherwise) an interest in, or (b) participate (as an officer, director, or in any other capacity) in the management, operation, or control of, or (c) perform services as, or act in the capacity of, an employee, independent contractor, consultant, or agent of, any business entity or enterprise engaged, directly or indirectly, in a business competitive with any business conducted by Traeger, including, but not limited to, the design, manufacture, distribution, marketing or sale of barbeque grills, units, devices, smokers or pellets.

15.    Non-Solicitation; Non-Interference. Woodside agrees that for a period of 24 months from the Effective Date of this Agreement, he shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of Traeger or any of its Affiliates to purchase goods or services then sold by Traeger or any of its Affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of Traeger or any of its Affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Traeger or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, (iii) contact or communicate with, orally or in writing, current or former shareholders of Traeger, or (iv) interfere, or aid or induce any other person or entity in interfering, with the relationship between Traeger or any of its Affiliates and any of their respective vendors, joint venturers and/or licensors. An employee, representative or agent shall be deemed covered by this Paragraph 13 while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Paragraph 12 shall not be violated by general advertising or solicitation not specifically targeted at Traeger-related persons or entities.

16.    Reasonableness of Restrictions. Woodside agrees that the restrictions and covenants contained in Paragraphs 12 and 13 above are reasonable in terms of their duration, geographical scope and scope of activity, and that such restrictions and covenants are reasonable and necessary to protect Traeger’s legitimate business interests in its business relationships, goodwill, trade secrets and other confidential information. However, if any such restrictions and covenants are determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, for any reason, then Woodside agrees that such restrictions and covenants shall be interpreted to extend over the maximum period of time, geographical area and scope of activity as to which such restrictions and covenants would be valid and enforceable as determined by such court in such action, and shall be enforceable and enforced by such court in accordance with such interpretation.

17.    Non-Disparagement. At any time before or after the Effective Date of this Agreement, Woodside agrees not to disparage Traeger publicly or to any trade customer vendor or partner of Traeger, or to otherwise make negative, critical or defamatory comments or remarks, orally or in writing, about Traeger (including its officers, directors, managers, supervisors and/or employees), or its products, services, or business practices or methods.

18.    Confidentiality of this Agreement and the Terms Contained Herein. Woodside hereby agrees that this Agreement is strictly confidential, and that no part of this Agreement, including the amount of severance or the fact that Traeger has agreed to pay Woodside severance payments, may be disclosed by Woodside to anyone, except as necessary to allow Woodside to obtain financial, tax or legal advice, or unless otherwise required by law.

19.    Liquidated Damages. Woodside agrees that in the event of any breach of the provisions of sections 10, 11, 14, 15, 17, or 18 of this Agreement, in addition to all remedies available at law and at equity, he shall forfeit all right, title and interest in and to Traeger all payments due or payable under this Agreement as set forth in sections 5, 6 and 7, and Woodside shall immediately repay to Traeger all payments received from Traeger under this Agreement.

20.    Entire Agreement; Commitment to Abide by Provisions of Other Specified Agreements. Except for (a) the Employment Agreement that Woodside executed on or about October 23, 2018, in connection with his employment with Traeger (hereinafter the “Non-Solicitation Agreement”), (b) Non-competition, Confidentiality, Non-solicitation Agreement, and Assignment of Invention that Woodside executed on or about dated February 26, 2019 (the “Non-competition, Confidentiality, Non-solicitation Agreement”), and (c) the Management Unit Grant Agreement entered into by and among Woodside and the Partnership as of December 5, 2018, and any amendments thereto, this Agreement contains the entire agreement and understanding of Traeger and Woodside concerning the subject matter hereof and cannot be amended except in writing executed by both Parties, and this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations whether written or oral. Traeger and Woodside agree and acknowledge that neither Traeger nor Woodside, nor any agent or attorney of either, has made any representation, warranty, promise or covenant whatsoever, express or implied, not contained in this Agreement, to induce the other party to execute this Agreement. Neither of the Parties hereto is relying on any statement, representation, or assurance, not contained in this Agreement, in signing this Agreement. Woodside reaffirms and agrees that he is still bound by and obligated to comply with the confidentiality, non-disclosure the non-solicitation provisions contained in the Non-competition, Confidentiality, Non-solicitation Agreement. The Parties agree that the Non-competition, Confidentiality, Non-solicitation should be read in conjunction with this Agreement, and that to the extent that there are any actual or apparent inconsistencies between the Non-competition, Confidentiality, Non-solicitation and this Agreement, the terms of this Agreement shall govern.

21.    Return of Company Property. Woodside hereby represents and warrants that he has returned to the Company, or will promptly return, all documents, property and records owned by, belonging to or created by Traeger, including, but not limited to all copies hereof (hereinafter referred to as “Properties”), and that he has not retained any copies of any Properties and has no Properties in his custody or control. For the purposes of this Agreement, “Properties” includes but is not limited to electronic documents, laptop computer, phones, credit cards, complete and partial documents, correspondence, reports, memoranda, notes, software, computer disks, manuals, computerized information and reports. Woodside acknowledges and agrees that returning all Properties to Traeger is a condition to his receiving the severance provided pursuant to this Agreement.

22.    Legal Fees in Event Action Is Filed on Any Released Claims. Traeger shall be entitled to recover from Woodside all reasonable legal fees and costs incurred in the event that Woodside files a lawsuit against any of the Releasees concerning any of the Claims released herein (other than a claim under the Age Discrimination in Employment Act) or otherwise breaches this Agreement.

23.    Attorneys’ Fees and Costs. In the event of any action or proceeding for the enforcement, breach or interpretation of, or declaration of rights or other matters in connection with, this Agreement and/or any released matter herein, the prevailing party shall be entitled to an award of his/its reasonable attorneys’ fees and costs.

24.    Successors and Assigns. The provisions of this Agreement shall be deemed to extend to, be binding upon, and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns.

25.    Governing Law; Choice of Forum. This Agreement shall be construed, enforced and governed in all respects by the laws of the State of Utah and applicable federal law. Any legal action, suit or proceeding with respect to this Agreement, or any judgment entered by any state or federal court in respect thereof, shall be brought in any state or federal court sitting in the State of Delaware, and each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the Parties hereby irrevocably waives any objections which he/it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. Each of the Parties hereby waives any right he/it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

26.    Provisions Severable. The provisions of this Agreement are severable. In the event that a court of competent jurisdiction or administrative agency were to determine that any provision hereof is void, voidable, or unenforceable under any applicable law, such void, voidable, or unenforceable provisions shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the respective rights and duties of the parties as though the void, voidable, or unenforceable provision were not a part hereof. In addition, it is the intention and agreement of the Parties that all of the terms and conditions herein be enforced to the fullest extent permitted by law.

27.    Consultation with Attorney. Woodside is hereby advised to consult with an attorney of his choice prior to signing this Agreement.

28.    Employee Acknowledgement. Woodside acknowledges that he has read this Agreement carefully and fully understands this Agreement. Woodside further acknowledges that he has executed this Agreement voluntarily and of his own free will and that he is knowingly and voluntarily releasing and waiving all Claims he may have against Releasees, including Traeger.

29.    Revocation Period. Woodside has seven (7) days from the date on which he signs this Agreement to revoke this Agreement by providing written notice (by mail, email or hand delivery) of his revocation to:

Tom Burton

1215 E Wilmington Avenue, Suite 200

Salt Lake City, Utah 84106

tburton@traegergrills.com

Woodside’s revocation, to be effective, must be received by the above-named person by the end of the seventh day after Woodside signs this Agreement. As indicated above, this Agreement becomes effective on the eighth day after Woodside signs this Agreement, providing that Woodside has not revoked this Agreement as provided above.

IN WITNESS WHEREOF, the Parties have executed this Severance and Release and Waiver of Claims Agreement as of the day and year first above written.

/s/ Stephen P. Woodside
STEPHEN P. WOODSIDE

DATED: 10/20/20

TRAEGER PELLET GRILLS, LLC

/s/ Jeremy Andrus
JEREMY ANDRUS

DATED: 10/14/20